Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Finance of America Companies Inc.
Plano, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-256453) and Form S-8 (No. 333-257180, 333-261461 and 333-265690) of Finance of America Companies Inc. of our report dated March 16, 2023, except for Notes 30 and 38, and the effects of the discontinued operations as discussed in Note 3, for which the date is August 18, 2023, relating to the consolidated financial statements of Finance of America Companies Inc., and our report dated March 16, 2023, relating to the effectiveness of Finance of America Companies Inc.’s internal control over financial reporting, which appear in this Form 8-K.

/s/ BDO USA, P.A.

Philadelphia, Pennsylvania
August 18, 2023